Exhibit 3.1

FIFTH CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

SONIDA SENIOR LIVING, INC.

Sonida Senior Living, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”):

The TWELFTH Article of the Certificate of Incorporation is hereby amended and restated in its entirety and replacing it with the following (words bolded and italicized solely for purposes of illustrating the changes):

“TWELFTH: No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of a director under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) of an officer in any action by or in the right of the Corporation. In addition to the circumstances in which a director or officer of the Corporation is not personally liable as set forth in the preceding sentence, a director or officer of the Corporation shall not be liable to the fullest extent permitted by any amendment to the Delaware General Corporation Law hereafter enacted that further limits the liability of a director or officer, as applicable. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”

SECOND: That the foregoing amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Fifth Certificate of Amendment has been duly executed as of the 15th day of June 2023.

SONIDA SENIOR LIVING, INC.

By:	/s/ Brandon M. Ribar
Name:	Brandon M. Ribar
Title:	President and Chief Executive Officer